Exhibit 99.1

Contact:

Kearstin Patterson

Director of Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Reports

Fourth Quarter and Year-End 2011 Earnings Results

Franklin, Tenn. – March 13, 2012 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and twelve months ended December 31, 2011.  For the three months ended December 31, 2011, the Company reported a net loss of $9.9 million, or $0.35 per diluted share, compared to a net loss of $10.0 million, or $0.36 per diluted share, for the same period in 2010.  For the twelve months ended December 31, 2011, the Company reported a net loss of $33.2 million, or $1.19 per diluted share, compared to a net loss of $33.9 million, or $1.38 per diluted share, for the same period in 2010.   The Company ended the year with $61.5 million of cash and cash equivalents and investments.

Recent and 2011 Product and Corporate Development Highlights

The Company made the following advancements in its product development programs and other critical business areas:

Augment® Bone Graft PMA Updates

•	Since receiving a positive recommendation from the Food and Drug Administration’s (FDA) Orthopaedic and Rehabilitation Devices Panel of the Medical Devices Advisory Committee in May, the Company has been working with the FDA to obtain clarity regarding the regulatory approval pathway for Augment® Bone Graft. In January 2012, the Company announced the receipt of a comprehensive post-panel response letter from the FDA related to the PMA application for Augment Bone Graft. The letter listed the information the Company needs to submit for the PMA application to be approvable and outlined a pathway that could potentially lead to approval without additional clinical trials to support the safety and effectiveness of Augment Bone Graft.

•	In January 2012, the Company met with the FDA review team regarding its PMA application for Augment Bone Graft. Following the meeting, the Company reiterated its previous guidance to submit an amendment to the PMA by the middle of 2012, which will include all of the requested additional information. If the submission is timely and satisfactorily addresses the FDA’s issues, product approval could occur between April 2013 and January 2014, which is consistent with the Company’s previous guidance of 15 to 24 months from January 2012. Although the Company is confident it can compile and submit the additional information requested by the FDA, there can be no assurance the FDA will be satisfied with the response. Additionally, if the new information submitted raises new concerns, a new clinical trial may be required.

“We continue to believe in the safety and effectiveness of Augment and remain optimistic about obtaining FDA approval of the product candidate,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “The Company is diligently working through the action items listed in the post-panel letter, and we expect to have the PMA amendment submitted by the middle of 2012.”

Other Product Development Updates

•	In February 2012, the Company began marketing a new bone graft substitute product line, Augmatrix™ BioComposite Bone Graft, in anticipation of its expected commercial launch in the second quarter of 2012. This product line is comprised of carbonate-apatite and bovine Type I collagen and is designed to be combined with bone marrow aspirate (BMA). The products are available in multiple forms to suit an array of bone grafting challenges, including fracture repair and general bone void filling procedures, for which Augment will not initially be indicated. The product line has been FDA cleared for use in orthopedic indications and will be sold by a portion of BioMimetic’s current distribution and sales network. Total U.S. sales of bone graft substitutes are estimated to reach $1.7 billion in 2012, according to Millennium Research.

•	In February 2012, the Company announced results of its 30 patient Canadian Augment® Rotator Cuff Graft clinical trial. The goal of the randomized, controlled study was to assess the safety and performance of Augment Rotator Cuff for primary surgical treatment of full thickness rotator cuff tears as compared to standard surgical repair. The product achieved its safety endpoint, which was evaluated by a comparison of adverse events between the two treatment groups, and no device-related serious adverse events (SAEs) were reported. Although not designed as an efficacy study, the results also indicated improvement in the clinical outcome assessments on DASH (Disabilities of Arm, Shoulder and Hand) and WORC (Western Ontario Rotator Cuff) index scores. Additionally, Augment Rotator Cuff was found to be user-friendly for the surgeons and required no additional operating room or anesthesia time over the current standard of care.

•	In the fourth quarter of 2011, the Company’s medical device application for Augment Bone Graft was cleared by the Australian Therapeutics Goods Administration (TGA) in Australia and was listed on the New Zealand Web-Assisted Notification of Devices (WAND), clearing the way for commercialization in these two countries. Augment will be sold through our exclusive medical device distributor throughout Australia and New Zealand. The Company anticipates Augment’s reimbursement level to be established in Australia during the second half of 2012 or early 2013, enabling a full launch at that time.

•	In January 2012, the Company announced receipt of the CE Mark for GEM 21S® in the European Union (EU). The Company believes this CE Mark, obtained on behalf of Luitpold, triggers a $10.0 million final milestone payment due to the Company from Luitpold based on the terms of the sale of GEM 21S to Luitpold in 2008. At the request of Luitpold, the EU regulatory authorities are re-evaluating the CE Mark. Given this re-evaluation, the EU regulatory authorities have suspended the GEM 21S CE Mark until the re-evaluation process is finalized. Luitpold has therefore notified the Company that it is evaluating whether the milestone conditions have been satisfied, and the Company is considering its options in the event Luitpold does not make the payment.

•	Last year, the Company submitted a device application for the approval of Augment Bone Graft in the EU. The Company is seeking approval for Augment in the EU as a medical device under the CE Mark procedure. As a result of Luitpold’s request for a re-evaluation of the CE Mark for GEM 21S, the EU regulatory authorities have postponed their review of the Augment CE Mark application until their re-evaluation of the CE Mark for GEM 21S is completed. As a result, approval of the Augment CE Mark will be delayed. The Company is not able to provide updated guidance on the timing for potential approval of the Augment CE Mark until the GEM 21S re-evaluation is complete.

•	In April 2011, the Company initiated patient enrollment in a North American pivotal trial evaluating Augment® Injectable Bone Graft in a hindfoot fusion indication. To date, the trial has been initiated at more than 20 hospitals, and 105 patients have been enrolled. After receipt of the Augment Bone Graft post-panel response letter in January, and based on the Company’s desire to focus its attention on addressing the FDA’s issues related to the Augment PMA and to conserve resources until there is further clarity from the FDA regarding Augment, the Company has voluntarily suspended additional screening and enrollment of patients in the Augment Injectable study. Once the Company has more clarity from the FDA regarding the study design and the regulatory prospects for Augment, it will make a final determination on whether to restart enrollment. It is important to note that the Company’s decision to temporarily suspend enrollment was in no way based on any safety concerns with Augment or Augment Injectable.

•	Due to the Company’s immediate focus on the Augment PMA amendment, it expects to file the Device License Application (DLA) for approval of Augment Injectable in Canada and release top-line data from its 75 patient Canadian registration study around the middle of 2012, perhaps in conjunction with the American Orthopedic Foot and Ankle Society’s (AOFAS) summer meeting. The Augment Injectable study is a randomized, controlled study designed to demonstrate non-inferiority of the product to autograft in foot and ankle fusion surgeries.

Corporate Updates

•	In early 2012, the U.S. Patent and Trademark Office allowed U.S. patent 8,106,008 titled “Compositions and Methods for Arthrodetic Procedures” and U.S. patent 8,114,841 titled “Maxillofacial Bone Augmentation Using rhPDGF-BB and a Biocompatible Matrix.” The former patent covers the use of Augment and Augment Injectable in foot and ankle fusion procedures and will remain in force until November 2027. The second patent covers methods of enhancing bone augmentation in a patient by applying PDGF compositions combined with matrix materials having defined characteristics, including Augment Injectable and will remain in force until August 2028.

“The submission of the PMA amendment for Augment remains our highest priority,” continued Dr. Lynch. “Additionally, we are preparing for entry into the large U.S. bone graft market with the launch of Augment outside the U.S. as well as the launch of Augmatrix in the U.S., and we continue to work towards additional marketing approvals for these products worldwide.”

Additional Financial Results

As of December 31, 2011, the Company had approximately $61.5 million in cash, equivalents and investments.

The net loss for the twelve months ended December 31, 2011 was $33.2 million, or $1.19 per diluted share, and included an impairment loss on equipment of $2.9 million. Excluding the impairment loss on equipment, the Company’s net loss for the twelve months ended December 31, 2011 would have been $30.3 million, or $1.08 per diluted share. Comparatively, the net loss for the same period in 2010 was $33.9 million, or $1.38 per diluted share.

For the three and twelve months ended December 31, 2011, the Company reported total revenues of $0.5 million and $1.7 million, respectively, consisting of product sales, royalty income and sublicense fee income.  This compares to total revenues of $0.4 million and $1.5 million, respectively, recorded for the three and twelve months ended December 31, 2010.

Research and development expenses totaled $3.2 million for the three months ended December 31, 2011, compared to $5.4 million for the same period in 2010.  For the twelve months ended December 31, 2011, research and development expenses totaled $14.7 million, compared to $18.0 million for the same period in 2010.  Research and development expenses include outside professional services expenses, as well as salaries, wages and related benefits, payroll taxes and stock compensation expense, and result primarily from clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.  The 2011 expenses for professional services and manufacturing costs associated with clinical trials, which decreased by a combined $2.0 million for the twelve months ended December 31, 2011, were lower primarily due to the completion of the Augment foot and ankle clinical trials in the United States in 2010, and offset slightly by the Augment Injectable and Augment Rotator Cuff Graft clinical trials in Canada in 2011. Salaries, benefits, payroll taxes and stock compensation expense in the research and development function decreased in 2011 by a combined $1.0 million due to a reduction in staffing. In addition, expenses for general business activities in the research and development function, such as travel, insurance, lab supplies and telephone, decreased in 2011 by $0.3 million.

General and administrative expenses totaled $3.8 million for the three months ended December 31, 2011, compared to $5.2 million for the same period in 2010.  For the twelve months ended December 31, 2011, general and administrative expenses totaled $16.0 million, compared to $15.2 million for the same period in 2010.  The increase in general and administrative expenses for the twelve months ended December 31, 2011 resulted primarily from an increase of $0.8 million in salaries, benefits, payroll taxes, stock-based compensation expense, travel and advertising (primarily driven by the sales department’s net increase of five employees and its efforts to establish a sales network in anticipation of product commercialization), an increase of $0.4 million in rent and utilities, and a decrease of $0.4 million in royalty expense.

2012 Financial Guidance

Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2012 year-end balance of cash, cash equivalents and investments to range from $32 to $39 million, and anticipates its net cash use will be between $22 and $29 million.  Net loss for the year ending December 31, 2012 is forecasted to be in the range of $23 to $30 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Tuesday, March 13, 2012 at 4:30 p.m. EDT to discuss the fourth quarter and year-end financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on March 13, 2012 by dialing (877) 224-4059 for U.S. and Canadian callers. The pass code for the call is 57985649. The international dial in number is (706) 902-2069 and the same pass code applies. Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications. All Augment® branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

BioMimetic has received regulatory approvals to market Augment® Bone Graft in Canada, Australia and New Zealand for hindfoot and ankle fusion indications. Augment is pending regulatory decisions in the U.S. and European Union for similar indications. The Company also markets a bone graft substitute line of products for orthopedic indications called AugmatrixTM Biocomposite Bone Graft.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains forward-looking statements about our future results of operations and financial position, product development programs, business strategy, budgets, projected costs, plans and objectives of management for future operations that are not historical facts. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including factors related to: (i) the FDA may not be satisfied with the Company’s amendment to its PMA and may determine such PMA is not approvable or require additional clinical trials; (ii) the Augment Rotator Cuff pilot clinical results may not be representative of results that may be achieved in a larger study; (iii) despite the Company’s future marketing and commercialization efforts, Augment and Augmatrix may not achieve broad market acceptance; and (iv) the EU regulatory authorities may determine that the CE Mark for GEM 21S was improperly granted and may not approve the CE Mark for Augment as a medical device. Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks detailed in BioMimetic’s recent annual and quarterly reports filed with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 8, 2011, which are incorporated in this press release by this reference. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.

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BIOMIMETIC THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$18,503,061	$11,628,329
Investments - short term	42,950,397	65,751,039
Receivables - trade	85,759	8,050
Receivables - other	1,121,596	468,380
Inventory	3,528,771	2,258,193
Prepaid expenses	485,385	588,063
Total current assets	66,674,969	80,702,054
Investments - long term	-	15,001,765
Receivables - long term	73,801	-
Prepaid expenses - long term	4,577	5,252
Property and equipment, net	5,304,565	7,592,820
Capitalized patent license fees, net	2,443,590	1,867,937
Deposits	385,000	385,000
Total assets	$74,886,502	$105,554,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,392,910	$1,670,830
Accrued payroll, employee benefits and payroll taxes	2,430,701	2,590,126
Other accrued expenses	634,216	1,908,680
Current portion of capital lease obligations	83,921	78,665
Deferred revenue	973,849	971,188
Total current liabilities	6,515,597	7,219,489
Accrued rent - related party	622,950	419,465
Capital lease obligations	131,724	215,644
Deferred revenue	13,604,641	14,578,490
Total liabilities	20,874,912	22,433,088

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of December 31, 2011 and 2010	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized and
28,128,280 shares issued and outstanding as of December 31, 2011;
37,500,000 shares authorized and 27,925,984 shares issued and
outstanding as of December 31, 2010	28,128	27,926
Additional paid-in capital	214,626,320	210,553,647
Accumulated other comprehensive income	4,490	(2,462)
Accumulated deficit	(160,647,348)	(127,457,371)
Total stockholders’ equity	54,011,590	83,121,740
Total liabilities and stockholders’ equity	$74,886,502	$105,554,828

BIOMIMETIC THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Product sales	$114,324	$14,742	$326,547	$14,742
Royalty income	99,237	133,959	427,211	487,595
Sublicense fee income	244,792	244,792	971,188	971,188
Total revenues	458,353	393,493	1,724,946	1,473,525

Costs and expenses:
Cost of sales (exclusive of depreciation and
amortization shown separately below)	19,235	17,250	53,431	17,250
Research and development	3,241,574	5,417,040	14,694,803	17,966,916
General and administrative	3,772,894	5,192,214	16,033,714	15,160,468
Depreciation and capital lease amortization	362,570	291,568	1,256,552	1,234,335
Patent license fee amortization	9,558	18,386	36,793	1,658,104
Total costs and expenses	7,405,831	10,936,458	32,075,293	36,037,073
Loss from operations	(6,947,478)	(10,542,965)	(30,350,347)	(34,563,548)

Interest expense, net	(925)	(656)	(4,321)	(3,602)
Investment income, net	21,289	46,197	112,859	143,720
Impairment loss on equipment	(2,939,601)	-	(2,939,601)	-
Other income from governmental grants	-	488,959	-	513,959
Loss on foreign currency translation and other	(6,512)	-	(8,567)	(27,680)
Loss before income taxes	(9,873,227)	(10,008,465)	(33,189,977)	(33,937,151)
Income taxes	-	-	-	-

Net loss	$(9,873,227)	$(10,008,465)	$(33,189,977)	$(33,937,151)

Basic and diluted net loss per share	$(0.35)	$(0.36)	$(1.19)	$(1.38)

Weighted average shares used to compute
basic and diluted net loss per share	28,056,627	27,829,573	28,002,185	24,626,170